Exhibit 99.1

Important Notice To Directors and Executive Officers of

TCF Financial Corporation

Concerning the Blackout Period Under the

TCF Financial Corporation 401(k) Savings Plan

November 25, 2008

In connection with a change in administration, there will be a period of time when participants in the TCF Employees Stock Purchase Plan (the “Plan”) will be unable to direct or diversify their investments in, or obtain a distribution from the Plan.  This period is required in order to ensure that the change in administration is implemented correctly.  This period will begin at 3:00 p.m. Central Time on Friday, December 19, 2008, and is expected to end on or before January 9, 2009.

This period during which Plan participants will be unable to exercise these rights will qualify as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR. Regulation BTR requires us to prohibit during this blackout period TCF’s directors and executive officers from buying, selling, trading or otherwise transferring TCF common stock (including options and other derivatives based on Company stock) acquired in connection with their service as a director or executive officer. Regulation BTR also requires that we send this notice to you. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest, including shares owned by certain family members, trusts, etc.  Certain ongoing transactions, such as regular payroll purchases under the Plan, are permitted to continue during the blackout period.

Please note that the trading restrictions resulting from this employee blackout period will partially overlap with a designated period under TCF’s Insider Trading Policy which begins December 24, 2008 and runs through the end of the day we release quarterly (or year end) results.  Regulation BTR, however, imposes additional penalties, such as criminal penalties and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.

We will notify you of any changes that affect the dates of the BTR blackout period. If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, please contact Beth Paulson at (952) 475-5208 or 319 Barry Avenue South, Suite 200, Wayzata, MN  55391.